Exhibit 99.1

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.312.7100 F 206.272.4010

Cell Therapeutics Provides Monthly Information

at Request of CONSOB

December 27, 2011 Seattle — Cell Therapeutics, Inc. (the “Company” or “CTI”) (NASDAQ: CTIC and MTA: CTIC) is providing the information herein pursuant to a request from the Italian securities regulatory authority, CONSOB, pursuant to Article 114, Section 5 of the Unified Financial Act, that the Company issue at the end of each month a press release providing a monthly update of certain information relating to the Company’s management and financial situation. However, the Company also directs its Italian shareholders to the Italian language section of its website at www.celltherapeutics.com/italiano, where more complete information about the Company and its products and operations, including press releases issued by the Company, as well as the Company’s U.S. Securities and Exchange (“SEC”) filings and the Registration Document authorized to be published by CONSOB, can be found. The information provided below is qualified in its entirety by reference to such information. Please note that all the information disclosed in this press release primarily refers to the period November 1, 2011 through November 30, 2011 except as otherwise expressly noted.

Provisional (unaudited) financial information and EBITDA as of November 30, 2011

The following information concerns the Company’s provisional (unaudited) results for the month ended November 30, 2011.

Such financial information represents estimates that are based on assumptions the occurrence of which depends on circumstances relating to the Company and the macroeconomic situation, and which assumptions might or might not occur.

The following table reports the estimated indication of a few relevant items referring to the unaudited statements of operations for the month ended November 30, 2011:

Estimated financial data of the Company for the month ended November 30, 2011

The estimated and unaudited financial data of the Company as of November 30, 2011 compared with those for the previous month are shown below (amounts in thousands of U.S. dollars):

	October 31, 2011	November 30, 2011
Net revenue	$—	$—
Operating income (expense)	$3,767	$(4,397)
Profit(Loss) from operations	$3,767	$(4,397)

Other income (expenses), net	$530	$(532)
Preferred Stock:
-Deemed Dividend	$—	$—
EBITDA	$4,297	$(4,929)

Depreciation and amortization	$(224)	$(222)
Amortization of debt discount and issuance costs	$(5)	$(5)
Interest expense	$(53)	$(55)

Net profit /(loss) attributable to common shareholders	$4,015	$(5,211)

Estimated research and development expenses were $2.6 million for the month October 2011 and $2.3 million for the month November 2011.

Estimated Net Financial Standing

The following table reports the estimated and unaudited net financial standing of the Company as of October 31, 2011 and November 30, 2011, including the separate indication of the total estimated financial needs, regarding debts expiring less than 12 months ahead (current portion). The relevant estimated financial data are compared with those for the previous month (amounts in thousands of U.S. dollars).

Estimated Net Financial Standing	October 31, 2011	November 30, 2011
Cash and cash equivalents	$47,313	$43,459

Long term obligations, current portion	$(1,361)	$(1,323)
Convertible senior notes	$(12,429)	$(12,429)
Estimated Net Financial Standing current portion	$33,523	$29,707

Long term obligations, less current portion	$(3,202)	$(3,090)
Net financial standing, less current portion	$(3,202)	$(3,090)
Estimated Net Financial Standing	$30,321	$26,617

The total estimated and unaudited net financial standing of the Company as of November 30, 2011 was approximately $26,617 (in thousands of U.S. dollars).

The Company had no debt that matured during the month of November 2011.

Outstanding notes

The following tables disclose information about the Company’s outstanding convertible senior notes as of November 30, 2011, compared with the same information as of October 31, 2011:

Convertible Notes–November 30, 2011

Description	Maturity / Redemption Date	Principal/ Aggregated Stated Value Outstanding as of October 31, 2011 ($)	Number of Shares of Common Stock Reserved as of October 31, 2011	Principal/ Aggregated Stated Value Outstanding as of November 30, 2011 ($)	Number of Shares of Common Stock Reserved as of November 30, 2011
5.75% Convertible Senior Notes	15-Dec-11	10,913,000	60,627	10,913,000	60,627

Totals		10,913,000	60,627	10,913,000	60,627

Debt Restructuring Program

In November 2011, the Company neither issued any new debt instruments nor bought any debt instruments already issued by the Company. The Company believes that for the month of November 2011 it is in compliance with the covenants on its outstanding convertible notes.

The Company’s 5.75% Convertible Senior Notes (the “Notes”) matured on December 15, 2011. On that date, the Company deposited $11.2 million in cash as trust funds with U.S. Bank National Association, as the trustee of the Notes, which was an amount sufficient to pay and discharge the entire amount due on the Notes, including accrued and unpaid interest. As of today CTI has retired all of its outstanding convertible debt.

Regulatory Matters and Products in Development

Pixantrone

a)	Marketing authorization process in U.S.A.

On October 25, 2011, the Company announced the resubmission of the New Drug Application for pixantrone (“NDA”) to the U.S. Food and Drug Administration’s (“FDA”) Division of Oncology Products 1 (the “DOP1”) for accelerated approval to treat relapsed or refractory aggressive non-Hodgkin’s lymphoma (“NHL”) in patients who failed two or more lines of prior therapy.

On December 6, 2011, the Company announced that the FDA’s DOP1 had notified the Company that the Company’s October 2011 resubmitted NDA is considered a complete, Class 2 response to the FDA’s April 2010 complete response letter (“CRL”). The FDA has set a Prescription Drug User Fee Act (“PDUFA”) goal date of April 24, 2012 for a decision on the NDA.

b)	Marketing authorization process in Europe

On December 5, 2011, the Company announced an update on the status and progress of its European marketing authorization application (“MAA”) for pixantrone. The Company received the European Medicines Agency’s (the “EMA”) Committee for Human Medicinal Products (“CHMP”) day 180 list of outstanding issues, which unlike the day 120 letter, contained only one remaining major objection to the Company’s MAA and items not deemed to be major issues. To address the remaining major objection, the CHMP required that the Company provide a literature review of mechanisms of rituximab resistance and analyses that demonstrate the efficacy of pixantrone in patients with prior rituximab treatment, as well as information to address some additional questions that were not deemed to be major issues and could be addressed by additional analyses of currently available data. If the Company’s responses to the day 180 list of outstanding issues satisfy the outstanding objections and the CHMP does not require an oral explanation, a positive recommendation on the approval of Pixuvri could be made at the January 19, 2012 meeting of the CHMP.

Corporate Transactions and Assignment of Assets

With respect to the period from November 1, 2011 through November 30, 2011, the Company has no additional information to disclose to the market.

Exchange Listing Matters

With respect to the period from November 1, 2011 through November 30, 2011, the Company has no additional information to disclose to the market.

Update on Outstanding Shares of Common Stock

The number of shares outstanding of the Company’s common stock, no par value (the “Common Stock”) issued and outstanding as of October 31, 2011 and November 30, 2011 was 192,763,414 and 200,098,291, respectively.

During the month of November 2011, the following transactions contributed to the change in the number of shares of the Company’s outstanding Common Stock:

•	the issuance of 7,350,587 shares of Common Stock relating to restricted stock awards granted under the Company’s 2007 Equity Incentive Plan, as amended and restated (the “Equity Incentive Plan”); and

•	cancellation of 15,710 shares of Common Stock under the Equity Incentive Plan

The Company is not aware of any agreement for the resale of its shares of Common Stock on the MTA nor of the modalities by means of which shares of Common Stock were or will be resold.

Information about the capacity of the Company to sustain its financial needs

As disclosed in this press release, the Company had approximately $43.5 million in cash and cash equivalents as of November 30, 2011.

On December 14, 2011, the Company announced the successful closing of its previously announced sale of $20 million of shares of its Series 14 Preferred Stock and warrants to purchase shares of its Common Stock in a registered offering to institutional investors. As of December 14, 2011, 10,000 shares of Series 14 Preferred Stock have been converted, investors received 8,695,652 shares of Common Stock issuable upon conversion and 10,000 shares of Series 14 Preferred Stock are outstanding.

The Company received approximately $18.6 million in net proceeds from the offering, after deducting placement agent fees and estimated offering expenses.

In connection with the offering, the investors received warrants to purchase up to 6,956,522 shares of Common Stock. The warrants have an exercise price of $1.45 per warrant share, for total potential additional proceeds to the Company of approximately $10.1 million upon exercise of the warrants. The warrants are exercisable beginning six months and one day from the date of issuance and terminate five years and one day after the date of issuance. In addition, the Company issued warrants to purchase an aggregate of 347,826 shares of Common Stock to the placement agent or its assignees as partial compensation for its services in connection with the offering and warrants to purchase an aggregate of 173,913 shares of Common Stock to a financial advisor as partial compensation for its services in connection with the offering. The warrants issued to the placement agent and the financial advisor have an initial exercise price of $1.725 per share of Common Stock and are not transferable for six months after the date of initial issuance, but are otherwise substantially the same as the warrants issued in the offering.

At the Company’s Annual Meeting of Shareholders, which was held on Friday, November 11, 2011, shareholders had approved, among other proposals, proposals to (i) amend the Company’s amended and restated articles of incorporation, as amended, to increase the total number of authorized shares from 284,999,999 to 384,999,999 and increase the authorized shares of Common Stock from 283,333,333 to 383,333,333 and (ii) make certain amendments to the Equity Incentive Plan, including an increase in the number of shares available for issuance under the Equity Incentive Plan by 14,000,000.

About Cell Therapeutics, Inc.

Headquartered in Seattle, the Company is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect future results and the trading price of the Company’s securities. Specifically, the risks and uncertainties that could affect the development of pixantrone include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with pixantrone in particular, including, without limitation, the potential failure of pixantrone to prove safe and effective for the treatment of relapsed or refractory aggressive NHL, relapsed/refractory diffuse large B-cell lymphoma and/or other tumors as determined by the FDA and/or the EMA, that the Company cannot predict or guarantee the pace or geography of enrollment of its clinical trials or the total number of patients enrolled, that the FDA may request additional clinical trials, that the EMA may not approve the MAA after review, that accelerated approval by the FDA of pixantrone may not be possible or occur, that the Company may not be able to address satisfactorily the two key matters raised by the OND or other matters raised by the FDA, the OND, and/or the DODP, that the Company’s interpretation of the guidance provided by the FDA, the OND and/or the DODP may be different than the intent of the FDA, OND and/or the DODP, that the FDA, OND and/or the DODP may change its guidance, that the PIX301 study may not be deemed successful, that upon a re-review or resubmission of the NDA, that the FDA may find pixantrone to not be safe and/or effective, that the PIX301 study may still be deemed to be a failed study, that if the Company conducts an additional clinical trial, it may not demonstrate the safety and effectiveness of pixantrone, that the Company may not be able to provide satisfactory information in response to the FDA’s Complete Response Letter, that the FDA may not complete the review of the NDA by the PDUFA goal date of April 24, 2012, that the Company’s day-181 response submission may not resolve the last outstanding major clinical objection and/or the minor concerns of the EMA, that the Company may not obtain approval of the NDA from the FDA in the first half of 2012, that the Company cannot guarantee that the CHMP will not require an oral explanation, that the Company cannot guarantee that the CHMP will make a positive recommendation on the approval of Pixuvri on January 19, 2012 or at all, that the Company cannot guarantee that it will maintain compliance with the NASDAQ listing standards, the risk that the Company may not be able to continue to raise capital as needed to fund its operations, competitive factors, technological developments, and costs of developing, producing and selling pixantrone. Further risks and uncertainties include that the Company continues to have a substantial amount of debt outstanding and the quarterly interest expense associated with the debt is significant, the Company’s operating expenses continue to exceed its net revenues, that the Company may not be able to further reduce its operating expenses, that the Company will continue to need to raise capital to fund its operating expenses and may not be able to raise sufficient amounts to fund its continued operation, and that the information presented herein with respect to the Company’s convertible notes and non-convertible preferred stock may differ materially from the information presented by the Company with respect to its convertible notes and non-convertible preferred stock prepared in accordance with U.S. GAAP in its periodic reports on Form 10-K and Form 10-Q, as well as other risks listed or described from time to time in the Company’s most recent filings with the SEC on Forms 10-K, 10-Q and 8-K. Except as required by law, the Company does not intend to update any of the statements in this press release upon further developments.

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Media Contact:

Cell Therapeutics, Inc.

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: deramian@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Cell Therapeutics, Inc.

Ed Bell

T: 206.272.4345

F: 206.272.4434

Lindsey Jesch Logan

T : 206.272.4347

F : 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors